CERTIFICATE OF AMENDMENT OF
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
THE KNOT, INC.

The undersigned, David Liu, hereby certifies that:

1.	He is the duly elected and acting Chief Executive Officer of The Knot, Inc., a Delaware corporation.

2.	The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on May 2, 1996 under the name “Weddings.com, Inc.” (the “Original Certificate”).

3.	The Original Certificate was restated and filed with the Secretary of State of Delaware on April 27, 1998, on April 8, 1999 and on December 7, 1999 (the latter, the “Prior Restated Certificate”).

4.
Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends Article I of the Prior Restated Certificate to read in its entirety as follows:

“Article I

Name

The name of the Corporation is XO Group Inc.”

5.
The foregoing Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s Board of Directors and Stockholders in accordance with the applicable provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

Executed at New York, New York, June 27, 2011.

/s/ DAVID LIU
David Liu
Chief Executive Officer